VERANO HOLDINGS CORP.
LONG-TERM CASH INCENTIVE PLAN
CASH AWARD AGREEMENT
Name of Participant: ___________
Date of Grant: ________________
Amount of Cash Awarded: $__________
Vesting Conditions and Vesting Date: Provided Participant remains in continuous service with the Company or an Affiliate from the Date of Grant though the applicable Vesting Date below, the cash awarded hereunder shall become vested on the dates set forth below (in all cases, the resulting cash will be rounded up or down to the nearest whole dollar amount in accordance with standard rounding conventions):

Vesting Date	Percentage of Cash that Vests on Designated Vesting Date
twelve months after Date of Grant	25%
eighteen months after Date of Grant	25%
twenty-four months after Date of Grant	25%
thirty months after Date of Grant	25%

THIS CASH AWARD AGREEMENT (this “Agreement”) governs the cash award granted by VERANO HOLDINGS CORP., a British Columbia corporation (the “Company”), to the above-named individual (the “Participant”), in accordance with and subject to the provisions of the Company’s Long-Term Cash Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan.
1.Grant of Cash Award. In accordance with the Plan, and effective as of the Date of Grant specified above, the Company has granted to the Participant a cash award in the amount specified at the beginning of this Agreement (collectively, the “Cash”).
2.Vesting of the Cash. The Participant’s interest in the Cash shall vest and become non-forfeitable on the dates set forth above, each such date a “Vesting Date”, provided the Participant remains in continuous service with the Company or an Affiliate of the Company through the applicable Vesting Date. If the Participant’s service with the Company or an Affiliate is terminated prior to the applicable Vesting Date, any Cash that remains unvested as of the date of such termination shall be forfeited.
3.Issuance and Settlement. After any Cash vests in accordance with Section 2 or by action undertaken by the Committee in its sole discretion to accelerate the vesting of any Cash (such date is also referred to herein as the “Vesting Date”), the Company shall cause to be paid to the Participant, or to the Participant’s designated beneficiary or estate in the event of the Participant’s death, the amount of the Cash then vested, subject to applicable required tax withholding. The Committee shall cause the cash payable in connection with the vesting of any Cash to be paid as soon as practicable after the applicable Vesting Date, but in all events no later than the date that is 2 ½ months following the end of the calendar year in which the Vesting Date occurs, or if later by the date that is 2 ½ months following the end of the Company’s fiscal year in which the Vesting Date occurs. In no event will the Participant have the ability to influence, directly or indirectly, the calendar year in which such payment occurs. Such cash payment shall be made through the Company’s or an Affiliate’s ordinary course payroll in the method of payment used for the Participant’s ordinary paycheck (i.e. direct deposit into a selected bank account or check) and shall be net of an amount sufficient to satisfy any applicable federal, state, provincial, local or foreign employment, social insurance, payroll, income or other tax withholding obligations.
4.No Right to Continued Employment or Service. This Agreement and the grant of the cash award does not give the Participant any rights with respect to continued employment by or other service with the Company or an Affiliate. This Agreement and the grant of the cash award shall not interfere with the right of the Company or an Affiliate to terminate the Participant’s employment or other service.
5.Governing Law; Venue. The laws of the Canadian province of British Columbia shall govern all matters arising out of or relating to this Agreement including, without limitation, its validity, interpretation, construction and performance but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. Any party bringing a legal action or proceeding against any other party arising out of or relating to this Agreement may bring the legal action or proceeding in any court in British Columbia, Canada. Each party waives, to the fullest extent permitted by law (a) any objection it may now or later have to the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in a court described in the preceding sentence and (b) any claim that any legal action or proceeding brought in any such court has been brought in an inconvenient forum.

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6.Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
7.Participant Bound by Plan. The Participant hereby acknowledges that this Agreement is subject to the terms and conditions of the Plan, a copy of which has been made available to the Participant, and the Participant agrees to be bound by all of the terms and conditions of the Plan.
8.Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and the Participant’s successors in interest and the Company and any successors of the Company.
9.Recoupment. The Participant acknowledges and agrees that the Participant’s rights in the Cash are subject to recoupment or repayment if, and to the extent that, such action is required under applicable law or any Company recoupment or “clawback” policy.
IN WITNESS WHEREOF, the Company and the Participant have executed this Cash Award Agreement as of the date first set forth above.

VERANO HOLDINGS CORP.	PARTICIPANT
By:	By:
Name:	Name:
Title:

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